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   FORM 4
X  Check this box if no
   longer subject to
   Section 16. Form 4
   or Form 5 obligations
   may continue. See
   Instruction 1(b).
   (Print or type responses)
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940.

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   Expires:     September 30, 1998
   Estimated average burden
   hours per response...0.5
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1.  Name and Address of        2. Issuer Name and Ticker or Trading Symbol  6. Relationship of Reporting Person to Issuer
    Reporting Person*                                                                             (Check all applicable)
                                                                            __  Director                    __  10% Owner
Toledano        Udi               Alyn Corporation (ALYN)                   __  Officer (give title below)   X Other (specify below)
                                                                                                               Former director
                                                                                                               (resigned 10/02/98)
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(Last)        (First)   (Middle)               3. IRS or Social        4. Statement for    7. Individual or Joint/Group Filing
                                                  Security Number of      Month/Year                 (check applicable line)
                                                  Reporting Person                         X  Form Filed by One Reporting Person
                                                  (Voluntary)             01/99            __ Form Filed by More than One Reporting
c/o Andromeda Enterprises                                                                     Person
545 Madison Avenue
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                  (Street)                                             5. If Amendment,
                                                                          Date of Original
                                                                          (Month/Year)

New York          NY       10022
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(City)         (State)       (Zip)         Table 1 -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------ ------------- ----------------- ---------------------------------------------------------
1. Title of Security      2. Trans-   3. Transaction    4. Securities Acquired (A)  5. Amount of      6. Ownership    7. Nature of
   (Instr. 3)                action      Code (Instr.      or Disposed of (D)          Securities        Form:           Indirect
                             Date        8)                (Instr. 3, 4 and 5)         Beneficially      Direct (D)      Beneficial
                             (Month/                                                   Owned at End      or Indirect     Ownership
                             Day/                                                      of Month          (I)             (Instr. 4)
                             Year)                                                     (Instr. 3         (Instr. 4)
                                                                                        and 4)
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                                         Code   V          Amount  (A) or (D)  Price
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Common Stock                 01/05/99     S                 2,000       D      $3.875                       D
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Common Stock                 01/05/99     S                 3,200       D      $3.75                        D
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Common Stock                 01/05/99     S                 1,800       D      $3.625                       D
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Common Stock                 01/06/99     S                15,000       D      $3.50                        D
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Common Stock                 01/06/99     S                 2,000       D      $3.625                       D
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Common Stock                 01/06/99     S                 3,000       D      $3.5625                      D
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Common Stock                 01/11/99     S                 1,100       D      $3.78125                     D
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Common Stock                 01/11/99     S                 2,900       D      $3.6875                      D
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Common Stock                 01/14/99     S                 1,500       D      $3.625                       D
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Common Stock                 01/14/99     S                 1,000       D      $3.65625                     D
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Common Stock                 01/19/99     S                 8,000       D      $3.625                       D
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Common Stock                 01/20/99     S                 2,000       D      $3.75                        D
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Common Stock                 01/20/99     S                 1,000       D      $3.6875                      D
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Common Stock                 01/22/99     S                 2,000       D      $3.75                        D
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Common Stock                 01/25/99     S                   700       D      $3.8125                      D
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Common Stock                 01/25/99     S                 2,000       D      $3.5625                      D
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Common Stock                 01/25/99     S                 2,800       D      $4.25                        D
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Common Stock                 01/25/99     S                 1,200       D      $4.375                       D
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Common Stock                 01/25/99     S                 3,300       D      $3.625                       D
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Common Stock                 01/25/99     S                 1,000       D      $4.125                       D
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Common Stock                 01/26/99     S                 6,400       D      $4.00                        D
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Common Stock                 01/26/99     S                 1,600       D      $4.125                       D
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Common Stock                 01/26/99     S                 2,000       D      $4.25                        D
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Common Stock                 01/27/99     S                 4,000       D      $4.0625                      D
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Common Stock                 01/29/99     S                   500       D      $4.125                       D
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Common Stock                 01/29/99     S                 1,500       D      $4.0625       105,364        D
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Common Stock                 01/07/99     S                16,500       D      $4.00                        I        by spouse
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Common Stock                 01/08/99     S                 1,200       D      $4.00                        I        by spouse
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Common Stock                 01/08/99     S                 2,800       D      $3.9375                      I        by spouse
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Common Stock                 01/08/99     S                 7,300       D      $3.875                       I        by spouse
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Common Stock                 01/08/99     S                 1,700       D      $3.8125                      I        by spouse
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Common Stock                 01/11/99     S                 6,000       D      $3.75                        I        by spouse
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Common Stock                 01/12/99     S                 2,000       D      $3.75                        I        by spouse
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Common Stock                 01/12/99     S                 3,000       D      $3.6875                      I        by spouse
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Common Stock                 01/19/99     S                 1,200       D      $3.625                       I        by spouse
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Common Stock                 01/19/99     S                 6,800       D      $3.6875                      I        by spouse
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Common Stock                 01/20/99     S                 3,000       D      $3.6875                      I        by spouse
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Common Stock                 01/22/99     S                 3,000       D      $3.8125                      I        by spouse
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Common Stock                 01/25/99     S                   500       D      $4.875                       I        by spouse
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Common Stock                 01/25/99     S                   300       D      $4.375                       I        by spouse
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Common Stock                 01/25/99     S                 4,000       D      $4.125                       I        by spouse
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Common Stock                 01/25/99     S                 6,500       D      $4.50                        I        by spouse
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Common Stock                 01/26/99     S                 3,000       D      $3.75                        I        by spouse
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Common Stock                 01/26/99     S                   900       D      $4.00                        I        by spouse
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Common Stock                 01/26/99     S                 4,000       D      $4.125                       I        by spouse
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Common Stock                 01/26/99     S                 1,100       D      $4.1875                      I        by spouse
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Common Stock                 01/26/99     S                 1,000       D      $4.25                        I        by spouse
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Common Stock                 01/27/99     S                 4,000       D      $4.0625                      I        by spouse
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Common Stock                 01/29/99     S                 2,000       D      $4.1875       194,200        I        by spouse
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Common Stock                 01/07/99     S                 1,000       D      $3.75                        I        by Trust for
                                                                                                                     minor children
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Common Stock                 01/07/99     S                 1,800       D      $4.0625                      I        by Trust for
                                                                                                                     minor children
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Common Stock                 01/07/99     S                 3,200       D      $4.00                        I        by Trust for
                                                                                                                     minor children
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Common Stock                 01/08/99     S                 3,000       D      $3.8125                      I        by Trust for
                                                                                                                     minor children
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Common Stock                 01/13/99     S                 2,300       D      $3.6875                      I        by Trust for
                                                                                                                     minor children
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Common Stock                 01/19/99     S                 4,000       D      $3.6875                      I        by Trust for
                                                                                                                     minor children
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Common Stock                 01/20/99     S                   700       D      $3.75                        I        by Trust for
                                                                                                                     minor children
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Common Stock                 01/20/99     S                   800       D      $3.875                       I        by Trust for
                                                                                                                     minor children
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Common Stock                 01/22/99     S                 2,000       D      $3.6875                      I        by Trust for
                                                                                                                     minor children
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Common Stock                 01/25/99     S                 2,200       D      $4.00                        I        by Trust for
                                                                                                                     minor children
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Common Stock                 01/25/99     S                 2,900       D      $4.75                        I        by Trust for
                                                                                                                     minor children
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Common Stock                 01/26/99     S                 5,000       D      $4.25                        I        by Trust for
                                                                                                                     minor children
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Common Stock                 01/27/99     S                 2,000       D      $4.0625                      I        by Trust for
                                                                                                                     minor children
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Common Stock                 01/29/99     S                 1,000       D      $4.1875        48,100        I        by Trust for
                                                                                                                     minor children
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, See Instruction 4(b)(v).

FORM 4 (continued)                  Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                             (e.g., puts, calls, warrants, options, convertible securities)



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1. Title  2. Conver-  3. Trans-  4. Trans- 5. Number of   6. Date       7. Title      8. Price 9. Number  10. Owner-  11. Nature of
   of        sion or     action     action    Derivative     Exer-         and           of       of          ship        Indirect
   Deri-     Exercise    Date       Code      Securities     cisable       Amount        Deri-    Deri-       Form        Beneficial
   vative    Price of               (Instr.   Acquired (A)   and Expi-     of            vative   vative      of Deri-    Ownership
   Secu-     Deri-       (Month/     8)       or Disposed    ration        Under-        Secu-    Secu-       vative      (Instr. 4)
   rity      vative      Day/                 of (D)         Date          Lying         rity     rities      Security:
   (Instr.   Security    Year)                (Instr. 3,     (Month/       Securi-       (Instr.  Benefi-     Direct
   3)                                         4, and 5)      Day/          ties           5)      cially      (D) or
                                                             Year)         (Instr.                Owned       Indirect
                                                                           3 and 4)                at End      (I)
                                                                                                  of          (Instr.
                                                                                                  Month        4)
                                                                                                  (Instr.
                                                                                                   4)
                                    --------------------------------------------------
                                    Code V    (A)   (D)    Date    Expir- Title Amount
                                                           Exerci- ation        or
                                                           sable   Date         Number
                                                                                of
                                                                                Shares
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Explanation of Responses:
                                                         Udi Toledano


** Intentional misstatements or omissions of                 /s/ M.A. KUNST                                  02/09/99
   facts constitute Federal Criminal                     By:-----------------------------------              --------
   Violations.                                               M.A. Kunst                                      Date
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                 Attorney-in-Fact, pursuant to power
                                                             of attorney previously filed
Note:    File three copies of this Form, one
         of which must be manually signed.
         If space provided is insufficient,
         see Instruction 6 for procedure.

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